Exhibit 99.1

January 29, 2010

Our fellow Shareholders:

We would like to share with you some preliminary information regarding the 2009 results for Henry County Bancshares, Inc. and The First State Bank. The companies have persevered through the worst banking environment we have faced as a bank. Henry County is considered by many to be ground zero for distressed real estate and resulting banking problems in the State of Georgia, and our performance reflects the impact of this environment. We want to discuss some of the issues facing the bank and inform you as to the actions we have taken or are taking to meet these challenges. Though our operating numbers are being finalized and will be released with the filing of our Call Report and SEC Form 10k, some results are known and we are able to assess the general state of the companies.

The core function of a bank is to accept deposits and make loans, with the difference between the interest paid on deposits and the interest collected on loans, along with service charges and fees, providing the income to pay all administrative expenses and return a profit to the shareholders. In an ordinary banking environment, the challenges faced by management are to attract core customer deposits, find and make sound loans at a profit and ensure that the products of the bank are meeting the needs of the customers and the community that the bank serves. We find ourselves in an extraordinary banking environment. The primary issue impacting the bank continues to be the marked deterioration of the local real estate market. In our market area, property values have declined significantly, primarily due to pricing pressures caused by excess inventories. The excessive inventories have contributed to significant numbers of foreclosed properties and properties from failed financial institutions being liquidated significantly below historic levels. This glut of distressed properties has both depressed values and become a disincentive to purchasers of property at fair value. A robust real estate market drove the economy of Henry County, and a failed real estate market has placed our economy in jeopardy.

The practical implication of such a real estate market to the banking industry has been something of a vicious cycle. Business owners who could not sell their properties for a profit exhausted their cash reserves then defaulted on loans, which led to foreclosures of the property. As properties were placed in forced liquidation, the markets became further depressed causing additional property owners to default and continuing the cycle. Even if the bank holds properties instead of attempting liquidation at the depressed values, regulatory and accounting policies require the bank to write down the value of the loans or bank owned property with the practical effect being as if the property were being liquidated at those lower valuations. The reduced value of the collateral underlying impaired assets impacts the bank in both the income statement and the balance sheet. As increases are made to the allowance for loan losses or foreclosed properties are written down in value the bank recognizes an expense. The losses these expenses generate are reflected in reduced capital on the balance sheet.

Asset quality issues dominated the bank’s activities in 2009. As the volume of problem loans continued to rise, the bank established a separate department with the single purpose of managing and liquidating problem loans. The bank hired an experienced “special assets” manager, one with over 20 years of experience in the management and liquidation of problem loans and foreclosed properties. The Board of Directors established an Owned Real Estate Committee of the Board to oversee the management and liquidation of foreclosed properties. The primary focus of the bank’s lenders moved from solicitation of new loan opportunities to the identification and resolution of new problems as they developed.

Accordingly, our year was characterized by aggressive collection action and the foreclosure of properties securing defaulted loans. During the year, the bank foreclosed on approximately $43.4 million in properties. We had approximately 110 closed sales of property during the year, totaling approximately $8.6 million. The challenges of liquidating these properties in the face of an illiquid market are significant, but our Owned Real Estate Committee is working diligently to accomplish this task, and their efforts have been invaluable. The Committee meets weekly to evaluate properties and potential sales. Their commitment to the bank and to the resolution of problems has been unswerving. We encourage you to let your friends and acquaintances know that the bank has property to sell. A list of our available property is on the bank’s web site under the tab “Bank owned property”.

The primary financial impact of problem assets is the depletion of capital due to the transfer of capital to loan loss reserves or through the charge off of loans. However, there is a second significant impact on the company when customers are no longer able to pay their loans. That impact is recognized through the income statement of the bank. When borrowers cannot meet their interest payments on loans or retire loans as scheduled, the bank can no longer recognize the interest accruals on those loans as income. Therefore, the bank’s income is diminished. While the interest expense on deposit accounts is not affected, the interest income on loans is significantly reduced. The result is that the bank is unable to generate sufficient income to operate profitably, creating additional pressure on capital. In 2009, the bank had to cease recognition of interest on approximately $100 million dollars of problem loans. The loss of this interest income is difficult to overcome to remain at least break-even on an operating basis. In response to this issue the bank has taken several specific steps calculated to offset the impact of these “non-performing” assets. The bank has amended its products to provide additional fee-based services which, along with rental income from foreclosed properties, contributed to an approximate 11.50% increase in non-interest income for 2009. The bank has reviewed its banking hours and has consolidated some services. Non-productive hours, including some Saturday banking, have been eliminated. Personnel and occupancy costs have been reduced by 9.50% compared to 2008. This decrease was obtained through the elimination of 18 full time equivalent positions at the bank, representing a reduction of greater than 10% of personnel. In addition, the bank reduced existing salaries by 6% for officers and 4% for employees. Insurance benefits were reduced or eliminated and all bonuses, profit sharing contributions and matching 401(k) contributions were suspended.

In addition to reductions of personnel and occupancy expense, the bank reduced other expenses as possible. The Directors reduced their compensation by 50%, though they are working harder and contributing more of their time than at any time in the bank’s history. Bank travel expenses were reduced in excess of 50%. Controllable operating expenses were reduced to the minimum required to operate the bank. Unfortunately, we had to absorb increases in some expenses beyond our control. FDIC insurance premiums increased from $462 thousand in 2008 to $1.48 million in 2009. Legal expenses, due to enhanced collection action, increased from $117 thousand in 2008 to $313 thousand in 2009. Fraud losses increased from $19 thousand in 2008 to $118 thousand in 2009.

Unprecedented increases in nonperforming assets, deterioration of market values as well as regulatory and accounting policies heavily impacted almost all of our activities the past year. In the fourth quarter of 2009 we completed an in-depth review of all problem accounts to determine if the underlying collateral remained sufficient to provide protection against loss. Our review included obtaining many new appraisals as well as evaluating existing appraisals to adjust the appraisal conclusions for the reduced values in the market. This review included loans as well as real property owned by the bank due to foreclosure. The result of this review was a significant charge-off of loans as well as a reduction in the carrying cost of many of our owned real estate properties. For the year, the bank added approximately $40 million to our provision for loan losses and charged off $ 44.6 million in loans. We believe that these steps were necessary to appropriately reflect the value of our nonperforming assets in compliance with regulatory and accounting pronouncements. If there is a silver lining in this dark cloud, it is that the bank will receive a substantial tax benefit from this action based on revisions to the tax code for 2009. Tax changes allow the bank to carry back one year of losses against up to previous five years income. In the case of The First State Bank, the tax benefit is considerable, based on our long history of profitable earnings. The effect of carrying back these losses generated in 2009 to previous years will result in a refund of taxes paid in those years of approximately $17 million to the bank. The tax refund will allow us to realize a $6.3 million deferred tax asset and add approximately $11.8 million to our capital structure. The rebate will add $17 million in liquidity to the bank. As beneficial as this rebate is to the company, the fact remains that the benefits allow the bank to recover only approximately 35% of the losses incurred, with the remainder reducing the capital of the bank.

As the bank’s capital ratios continue to be placed under stress, we are constantly considering available options to strengthen our capital. We believe that this process will be an integral part of the management of the company this year.

Due to our level of problem assets and reduced and less than adequate capital ratios, the Bank will continue to remain on various troubled bank listings which may or may not be published. The Bank will also face increased regulatory scrutiny and it is anticipated that we will be placed under a consent order by the regulators. While we take no comfort from it, a number of banks in Georgia and particularly our area are considered troubled banks and subject to increased regulatory scrutiny and monitoring. We are doing all that we can to maintain proper communication with our regulators. We are not in denial, but rather we are working diligently to resolve problem assets.

We encourage you not to read anything into what we report beyond what is written, or to give credence to rumors. Certainly, if something is read or heard that is not understood, all shareholders and customers are encouraged to speak with the management of the bank or any of the directors who can provide clarification. Due to the problems faced by banks there will continue to be negative publicity that will impact all banks. Everyone is urged to not allow unfounded rumors to affect their evaluation of the bank. To the extent appropriate we will keep you informed as to major developments at The First State Bank.

We have two strong attributes that many troubled banks do not share—our liquidity and strong core deposit base. We believe these provide us a better opportunity to work through our problems. Your support, patronage and loyalty to the bank are greatly appreciated, as we believe they will significant enhance our future results.

In the past, it has been our privilege to report to you great results of superior operations. It is distressing that this letter cannot follow that pattern. However, we believe that it is important that you, as the owners of this company, understand the challenges the company faces as well as the sincere effort that is being expended to meet every challenge as it develops. The First State Bank has a tremendous legacy of service to this community. It is our intention to maintain that legacy and return to our previous position of strength and respect in the community. We solicit your continued support of the bank and prayers for an improved economy in 2010.

Sincerely yours,

/s/ David H. Gill David H. Gill,	/s/ G.R. Foster, III G.R. Foster, III
President and CEO	Chairman of the Board